Exhibit 99.1

PRESS RELEASE

SEACOR MARINE ANNOUNCES

SALE OF UNCONSOLIDATED JOINT VENTURES AND REFINANCING TRANSACTIONS TO SIGNIFICANTLY EXTEND NEAR TERM MATURITIES

Houston, Texas

October 5, 2022

FOR IMMEDIATE RELEASE—SEACOR Marine Holdings Inc. (NYSE:SMHI) (the “Company” or “SEACOR Marine”), a leading provider of marine and support transportation services to offshore oil and natural gas and wind farm facilities worldwide, today announced the sale of its minority equity interests in joint ventures in Mexico and two refinancing transactions that significantly extended more than $175 million of the Company’s near term maturities by three years to 2026:

•

On September 29th, the Company entered into an agreement with affiliates of Proyectos Globales de Energía CME, S.A. de C.V. (“CME”) for the sale of the Company’s minority equity interests in its unconsolidated joint ventures in Mexico and a series of related asset swaps for aggregate consideration of $66 million cash.

•

On September 29th, the Company acquired 100% of Mantenimiento Express Marítimo SAPI de CV’s (“MEXMAR”) outstanding secured loan from MEXMAR’s existing lenders for $28.8 million. MEXMAR immediately paid down $8.8 million of the loan and the remaining $20 million will be fully repaid in four equal quarterly installments of $5.0 million over the next year.

•

On September 29th, the Company entered into an amendment of its senior secured term loan facility (the “Credit Facility”). In connection with the amendment, the Credit Facility will have an extended tranche of $54.9 million, maturing in March 2026. The extended tranche will bear interest at a rate of 4.75% plus SOFR. The remaining $19.8 million of the loan will maintain its existing terms and mature in September 2023. In connection with this transaction, the Company made a pre-payment of $5.3 million, reducing the total amount outstanding under the Credit Facility to $74.7 million.

•

On October 5th, the Company entered into an exchange transaction with certain funds affiliated with The Carlyle Group Inc. (“Carlyle”) pursuant to which the entire $125.0 million of the Company’s 4.25% Convertible Senior Notes due 2023 were exchanged for (i) $90.0 million in aggregate principal amount of the Company’s new 8.0% / 9.5% Senior PIK Toggle Notes due 2026 and (ii) $35.0 million in aggregate principal amount of the Company’s new 4.25% Convertible Senior Notes due 2026.

John Gellert, SEACOR Marine’s Chief Executive Officer, commented:

“I am very pleased to announce this series of transactions that bolster the Company’s liquidity and extend our debt maturities. This positions SEACOR Marine with a clear path to capture the full opportunity set presented by the upcycle in our industry.

The sale of our unconsolidated joint ventures in Mexico is the capstone of our successful investment in MEXMAR and its related companies for the past two decades. Together with our partners at CME, we developed the leading Mexican offshore operator. The opportunity to unlock capital for the Company and provide a constructive exit from unconsolidated joint ventures was compelling. Going forward, we will retain a strategic link with CME and full access to the important Mexican market by chartering equipment to MEXMAR.

On the refinancing transactions, I am thankful to our core group of bank lenders led by DNB Bank ASA and to Carlyle for their continued support and confidence in SEACOR Marine. The refinancing transactions we announced today address our main 2023 maturities, demonstrate our ability to finance the Company at reasonable terms and provide the Company with the capital structure it needs to navigate an improving cycle for its business.”

* * * * *

SEACOR Marine provides global marine and support transportation services to offshore energy facilities worldwide. SEACOR Marine operates a diverse fleet of offshore support and specialty vessels that deliver cargo and personnel to offshore installations; handle anchors and mooring equipment required to tether rigs to the seabed; tow rigs and assist in placing them on location and moving them between regions; provide construction, well workover and decommissioning support; and carry and launch equipment used underwater in drilling and well installation, maintenance and repair. Additionally, SEACOR Marine’s vessels provide accommodations for technicians and specialists, safety support and emergency response services.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by the management of the Company. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, many of which are beyond the Company’s control. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Please visit SEACOR Marine’s website at www.seacormarine.com for additional information.

For all other requests, contact InvestorRelations@seacormarine.com

2